CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$1,370,000	$137.96

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933

Pricing Supplement dated March 29, 2016 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-190038 $1,370,000 Barclays Bank PLC Trigger Phoenix Autocallable Optimization Securities

Linked to the Energy Select Sector SPDR® Fund due March 29, 2018

Investment Description

Trigger Phoenix Autocallable Optimization Securities (the “Securities”) are unsecured and unsubordinated debt securities issued by Barclays Bank PLC (the “Issuer”) linked to the performance of the Energy Select Sector SPDR® Fund (the “Underlying Equity”). On a quarterly basis, unless the Securities have been previously called, the Issuer will pay you a coupon (the “Contingent Coupon”) if the closing price of the Underlying Equity on the applicable Observation Date is greater than or equal to the specified Coupon Barrier. Otherwise, no coupon will be paid for that quarter. The Issuer will automatically call the Securities if the closing price of the Underlying Equity on any quarterly Observation Date is greater than or equal to the closing price of the Underlying Equity on the Trade Date (the “Initial Price”). If the Securities are automatically called, the Issuer will repay the principal amount of your Securities plus pay the Contingent Coupon due on the Coupon Payment Date that is also the Call Settlement Date, and no further amounts will be owed to you under the Securities. If the Securities are not automatically called and the closing price of the Underlying Equity on the Final Valuation Date (the “Final Price”) is greater than or equal to the specified Trigger Price (which is set to equal the Coupon Barrier), the Issuer will pay you a cash payment at maturity equal to the principal amount of your Securities plus the Contingent Coupon due on the Coupon Payment Date that is also the Maturity Date. However, if the Final Price is less than the Trigger Price, you will be exposed to the full decline in the Underlying Equity and the Issuer will repay less than the full principal amount of the Securities at maturity, if anything, resulting in a loss of principal that is proportionate to the negative Underlying Return. Investing in the Securities involves significant risks. You may lose some or all of your initial investment. The Trigger Price is observed relative to the Final Price only on the Final Valuation Date, and the contingent repayment of principal applies only if you hold the Securities to maturity. Generally, the higher the Contingent Coupon Rate on a Security, the greater the risk of loss on that Security. Your return potential on the Securities is limited to any Contingent Coupons paid on the Securities, and you will not participate in any appreciation of the Underlying Equity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described on page PS-3 of this pricing supplement) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Securities. See “Consent to U.K. Bail-in Power” in this pricing supplement and “Risk Factors” in the accompanying prospectus addendum.

Features	Key Dates

❑ Contingent Coupon: Unless the Securities have been previously called, the Issuer will pay you a Contingent Coupon each quarter if the closing price of the Underlying Equity on the applicable Observation Date is greater than or equal to the specified Coupon Barrier. Otherwise, no coupon will be paid for that quarter.

❑ Automatic Call: The Issuer will automatically call the Securities if the closing price of the Underlying Equity on any quarterly Observation Date is greater than or equal to the Initial Price. If the Securities are automatically called, the Issuer will repay the principal amount of your Securities plus pay the Contingent Coupon due on the Coupon Payment Date that is also the Call Settlement Date, and no further amounts will be owed to you under the Securities.

❑ Contingent Repayment of Principal at Maturity: If the Securities are not automatically called and the Final Price is greater than or equal to the Trigger Price, the Issuer will pay you a cash payment at maturity equal to the principal amount of your Securities plus the Contingent Coupon due on the Coupon Payment Date that is also the Maturity Date. However, if the Final Price is less than the Trigger Price, the Issuer will repay less than your principal amount, if anything, resulting in a loss of your initial investment that will be proportionate to the negative Underlying Return. The Trigger Price is observed relative to the Final Price only on the Final Valuation Date, and the contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC.

	Trade Date:	March 29, 2016
	Settlement Date:	March 31, 2016
	Observation Dates[1]:	Quarterly
	Final Valuation Date[1]:	March 26, 2018
	Maturity Date[1]:	March 29, 2018
[1] Subject to postponement in the event of a market disruption event as described under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities” in the prospectus supplement. Notwithstanding anything to the contrary in the accompanying prospectus supplement, the Final Valuation Date may be postponed by up to five scheduled trading days due to the occurrence or continuance of a market disruption event on such date.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE THE FULL DOWNSIDE MARKET RISK OF THE UNDERLYING EQUITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF BARCLAYS BANK PLC. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE PS-8 OF THIS PRICING SUPPLEMENT, “RISK FACTORS” BEGINNING ON PAGE S-6 OF THE PROSPECTUS SUPPLEMENT, “RISK FACTORS” BEGINNING ON PAGE PA-1 OF THE PROSPECTUS ADDENDUM AND “RISK FACTORS” BEGINNING ON PAGE IS-2 OF THE INDEX SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

BY ACQUIRING THE SECURITIES, YOU ACKNOWLEDGE, AGREE TO BE BOUND BY AND CONSENT TO THE EXERCISE OF, ANY U.K. BAIL-IN POWER. SEE “CONSENT TO BAIL-IN POWER” ON PAGE PS-3 OF THIS PRICING SUPPLEMENT.

Security Offering

We are offering Trigger Phoenix Autocallable Optimization Securities linked to the Energy Select Sector SPDR® Fund. The Initial Price is the closing price of the Underlying Equity on the Trade Date. The Securities are offered at a minimum investment of 100 Securities at $10.00 per Security (representing a $1,000 investment), and integral multiples of $10.00 in excess thereof.

Underlying Equity	Contingent Coupon Rate	Initial Price	Coupon Barrier*	Trigger Price*	CUSIP/ ISIN
Energy Select Sector SPDR® Fund (XLE)	8.00% per annum	$61.79	$43.56, which is 70.50% of the Initial Price	$43.56, which is 70.50% of the Initial Price	06744K665 / US06744K6652

* Rounded to two decimal places

See “Additional Information about Barclays Bank PLC and the Securities” on page PS-2 of this pricing supplement. The Securities will have the terms specified in the prospectus dated July 19, 2013, the prospectus supplement dated July 19, 2013, the prospectus addendum dated February 3, 2015, the index supplement dated July 19, 2013 and this pricing supplement.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of the Securities. In addition, Barclays Capital Inc. or any other of our affiliates may use this pricing supplement in market resale transactions in any of the Securities after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Securities constitute our unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Initial Issue Price[1]	Underwriting Discount	Proceeds to Barclays Bank PLC
Per Security	$10.00	$0.15	$9.85
Total	$1,370,000	$20,550	$1,349,450

1 Our estimated value of the Securities on the Trade Date, based on our internal pricing models, is $9.780 per Security. The estimated value is less than the initial issue price of the Securities. See “Additional Information Regarding Our Estimated Value of the Securities” on page PS-2 of this pricing supplement.

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Securities

You should read this pricing supplement together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013, the prospectus addendum dated February 3, 2015 and the index supplement dated July 19, 2013 relating to our Global Medium-Term Securities, Series A, of which these Securities are a part. This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, the prospectus addendum and the index supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

If the terms discussed in this pricing supplement differ from those in the prospectus, prospectus supplement, prospectus addendum or index supplement, the terms discussed herein will control.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Prospectus dated July 19, 2013: http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

♦	Prospectus supplement dated July 19, 2013: http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

♦	Prospectus addendum dated February 3, 2015: http://www.sec.gov/Archives/edgar/data/312070/000119312515031134/d864437d424b3.htm

♦	Index supplement dated July 19, 2013: http://www.sec.gov/Archives/edgar/data/312070/000119312513295727/d570220d424b3.htm

Our SEC file number is 1-10257. References to “Barclays,” “Barclays Bank PLC,” “we,” “our” and “us” refer only to Barclays Bank PLC and not to its consolidated subsidiaries. In this document, “Securities” refers to the Trigger Phoenix Autocallable Optimization Securities that are offered hereby, unless the context otherwise requires.

Additional Information Regarding Our Estimated Value of the Securities

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Trade Date is based on our internal funding rates. Our estimated value of the Securities might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Securities on the Trade Date is less than the initial issue price of the Securities. The difference between the initial issue price of the Securities and our estimated value of the Securities results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Securities, the estimated cost that we may incur in hedging our obligations under the Securities, and estimated development and other costs that we may incur in connection with the Securities.

Our estimated value on the Trade Date is not a prediction of the price at which the Securities may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Securities in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Securities in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Trade Date for a temporary period expected to be approximately five months after the initial issue date of the Securities because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Securities and other costs in connection with the Securities that we will no longer expect to incur over the term of the Securities. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Securities and any agreement we may have with the distributors of the Securities. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Securities based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Key Risks” beginning on page PS-8 of this pricing supplement.

PS-2

Consent to U.K. Bail-in Power

Under the U.K. Banking Act 2009, as recently amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power under certain conditions which, in summary, include that such authority determines that: (i) a relevant entity (such as the Issuer) is failing or is likely to fail, (ii) it is not reasonably likely that (ignoring the other stabilization powers under the U.K. Banking Act) any other action will be taken to avoid the entity’s failure, (iii) the exercise of the stabilization powers are necessary taking into account certain public interest considerations such as the stability of the U.K. financial system, public confidence in the U.K. banking system and the protection of depositors and (iv) the objectives of the resolution measures would not be met to the same extent by the winding up of the entity. Notwithstanding these conditions, there remains uncertainty regarding how the relevant U.K. resolution authority would assess these conditions in deciding whether to exercise any U.K. Bail-in Power. The U.K. Bail-in Power includes any statutory write-down and conversion power, which allows for the cancellation of all, or a portion, of any amounts payable on the Securities, including any repayment of principal and/or the conversion of all, or a portion, of any amounts payable on the Securities, including the repayment of principal, into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the Securities. Accordingly, if any U.K. Bail-in Power is exercised you may lose all or a part of the value of your investment in the Securities or receive a different security, which may be worth significantly less than the Securities and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise its authority to implement the U.K. Bail-in Power without providing any advance notice to the holders of the Securities.

By your acquisition of the Securities, you acknowledge, agree to be bound by and consent to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

This is only a summary. For more information, please see “Key Risks—You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority” in this pricing supplement and the full definition of “U.K. Bail-in Power” as well as the risk factors in the accompanying prospectus addendum.

PS-3

Investor Suitability

The Securities may be suitable for you if:

♦   You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦   You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the full downside market risk of an investment in the Underlying Equity.

♦   You believe the Underlying Equity is likely to close at or above the Coupon Barrier on the specified Observation Dates, and, if it does not, you can tolerate receiving few or no Contingent Coupons over the term of the Securities.

♦   You believe the Final Price is not likely to be less than the Trigger Price and, if it is, you can tolerate a loss of all or a substantial portion of your investment.

♦   You understand and accept that you will not participate in any appreciation in the price of the Underlying Equity, which may be significant, and that your return potential on the Securities is limited to any Contingent Coupons paid on the Securities.

♦   You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Underlying Equity.

♦   You are willing and able to hold securities that will be called on the earliest quarterly Observation Date on which the closing price of the Underlying Equity is greater than or equal to the Initial Price, and you are otherwise willing and able to hold the Securities to maturity and accept that there may be little or no secondary market for the Securities.

♦   You are willing to invest in the Securities based on the Coupon Barrier percentage (and corresponding Trigger Price percentage) specified on the cover of this pricing supplement.

♦   You do not seek guaranteed current income from this investment, and you are willing to forgo any dividends paid on the Underlying Equity or the component securities held by the Underlying Equity.

♦   You understand and are willing to accept the risks associated with the Underlying Equity.

♦   You are willing to assume the credit risk of Barclays Bank PLC, as issuer of the Securities, for all payments under the Securities and understand that if Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power, you might not receive any amounts due to you, including any repayment of principal.

The Securities may not be suitable for you if:

♦   You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦   You require an investment designed to provide a full return of principal at maturity, you cannot tolerate a loss of all or a substantial portion of your investment or you are not willing to make an investment that may have the full downside market risk of an investment in the Underlying Equity.

♦   You do not believe the Underlying Equity is likely to close at or above the Coupon Barrier on the specified Observation Dates, or you cannot tolerate receiving few or no Contingent Coupons over the term of the Securities.

♦   You believe the Final Price is likely to be less than the Trigger Price, which could result in a total loss of your initial investment.

♦   You seek an investment that participates in the full appreciation in the price of the Underlying Equity and whose return is not limited to any Contingent Coupons paid on the Securities.

♦   You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Underlying Equity.

♦   You are unable or unwilling to hold securities that will be called on the earliest quarterly Observation Date on which the closing price of the Underlying Equity is greater than or equal to the Initial Price, or you are unable or unwilling to hold the Securities to maturity and seek an investment for which there will be an active secondary market.

♦   You are unwilling to invest in the Securities based on the Coupon Barrier percentage (and corresponding Trigger Price percentage) specified on the cover of this pricing supplement.

♦   You seek guaranteed current income from your investment, or you prefer to receive any dividends paid on the Underlying Equity or the component securities held by the Underlying Equity.

♦   You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

♦   You do not understand or are not willing to accept the risks associated with the Underlying Equity.

♦   You are not willing to assume the credit risk of Barclays Bank PLC, as issuer of the Securities, for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page PS-8 of this pricing supplement, the “Risk Factors” beginning on page S-6 of the prospectus supplement, the “Risk Factors” beginning on page PA-1 of the prospectus addendum and the “Risk Factors” beginning on page IS-2 of the index supplement for risks related to an investment in the Securities. For more information on the Underlying Equity, please see the section titled “Energy Select Sector SPDR® Fund” below.

PS-4

Final Terms[1]
Issuer:	Barclays Bank PLC
Issue Price:	$10.00 per Security
Principal Amount:	$10.00 per Security (subject to minimum investment of 100 Securities)
Term:	Approximately two years, unless called earlier
Reference Asset[2]:	Energy Select Sector SPDR® Fund (Bloomberg ticker symbol “XLE”) (the “Underlying Equity”)
Call Feature:	The Issuer will automatically call the Securities if the closing price of the Underlying Equity on any quarterly Observation Date is greater than or equal to the Initial Price. If the Securities are automatically called, the Issuer will repay the principal amount of your Securities plus pay the Contingent Coupon due on the Coupon Payment Date that is also the Call Settlement Date, and no further amounts will be owed to you under the Securities.
Observation Dates[3]:	The first Observation Date will occur on June 28, 2016; Observation Dates will occur quarterly thereafter as listed in the “Observation Dates/Coupon Payment Dates/Call Settlement Dates” section below. The final Observation Date, March 26, 2018, is the “Final Valuation Date.”
Call Settlement Dates[3]:	The Coupon Payment Date immediately following the applicable Observation Date, which will be two (2) business days following the applicable Observation Date; provided that, if the Securities are automatically called on the Final Valuation Date, the related Call Settlement Date will be the Maturity Date.
Contingent Coupon:

If the closing price of the Underlying Equity is greater than or equal to the Coupon Barrier on any Observation Date, the Issuer will pay you the Contingent Coupon applicable to such Observation Date.

If the closing price of the Underlying Equity is less than the Coupon Barrier on any Observation Date, the Contingent Coupon applicable to such Observation Date will not accrue or be payable and the Issuer will not make any payment to you on the related Coupon Payment Date.

The Contingent Coupon is a fixed amount potentially payable quarterly based on the per annum Contingent Coupon Rate.

Coupon Barrier:	$43.56, which is 70.50% of the Initial Price (rounded to two decimal places)
Coupon Payment Dates[3]:	Two (2) business days following the applicable Observation Date; provided that the final Coupon Payment Date will be the Maturity Date
Contingent Coupon Rate:	The Contingent Coupon Rate is 8.00% per annum. Accordingly, the Contingent Coupon with respect to each Observation Date is equal to $0.20 per security and will be payable only for each Observation Date on which the closing price of the Underlying Equity is greater than or equal to the Coupon Barrier.
Payment at Maturity (per Security):

If the Securities are not automatically called and the Final Price is greater than or equal to the Trigger Price (which equals the Coupon Barrier), the Issuer will pay you a cash payment on the Maturity Date equal to $10.00 per $10.00 principal amount Security plus the Contingent Coupon due on the Coupon Payment Date that is also the Maturity Date.

If the Securities are not automatically called and the Final Price is less than the Trigger Price, the Issuer will pay you a cash payment on the Maturity Date per $10.00 principal amount Security that is less than your principal amount, if anything, resulting in a loss of principal that is proportionate to the negative Underlying Return; equal to:

$10.00 × (1 + Underlying Return)

Accordingly, you may lose all or a substantial portion of your principal at maturity, depending on how much the Underlying Equity declines. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.

Underlying Return:	Final Price – Initial Price Initial Price
Trigger Price:	$43.56, which is 70.50% of the Initial Price (rounded to two decimal places)
Initial Price:	$61.79, which is the closing price of the Underlying Equity on the Trade Date
Final Price:	The closing price of the Underlying Equity on the Final Valuation Date
Calculation Agent:	Barclays Bank PLC
[1]	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

[2]	For a description of adjustments that may affect the Underlying Equity, see “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” in the prospectus supplement.

[3]	Subject to postponement in the event of a market disruption event as described under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities” in the prospectus supplement. Notwithstanding anything to the contrary in the accompanying prospectus supplement, the Final Valuation Date may be postponed by up to five scheduled trading days due to the occurrence or continuance of a market disruption event on such date.

PS-5

Investment Timeline

Trade Date:	The closing price of the Underlying Equity (the Initial Price) is observed and the Coupon Barrier and Trigger Price are set.

Quarterly:

If the closing price of the Underlying Equity is greater than or equal to the Coupon Barrier on any Observation Date, the Issuer will pay you the Contingent Coupon applicable to such Observation Date.

The Issuer will automatically call the Securities if the closing price of the Underlying Equity on any quarterly Observation Date is greater than or equal to the Initial Price. If the Securities are automatically called, the Issuer will repay the principal amount of your Securities plus pay the Contingent Coupon due on the Coupon Payment Date that is also the Call Settlement Date, and no further amounts will be owed to you under the Securities.

Maturity Date:

The Final Price is determined as of the Final Valuation Date.

If the Securities are not automatically called and the Final Price is greater than or equal to the Trigger Price (which equals the Coupon Barrier), the Issuer will pay you a cash payment on the Maturity Date equal to $10.00 per $10.00 principal amount Security plus the Contingent Coupon due on the Coupon Payment Date that is also the Maturity Date.

If the Securities are not automatically called and the Final Price is less than the Trigger Price, the Issuer will pay you a cash payment on the Maturity Date per $10.00 principal amount Security that is less than your principal amount, if anything, resulting in a loss of principal that is proportionate to the negative Underlying Return; equal to:

$10.00 × (1 + Underlying Return)

Accordingly, you may lose all or a substantial portion of your principal at maturity, depending on how much the Underlying Equity declines.

Investing in the Securities involves significant risks. You may lose some or all of your initial investment. The Trigger Price is observed relative to the Final Price only on the Final Valuation Date, and the contingent repayment of principal applies only if you hold the Securities to maturity. Generally, the higher the Contingent Coupon Rate on a Security, the greater the risk of loss on that Security. Your return potential on the Securities is limited to any Contingent Coupons paid on the Securities, and you will not participate in any appreciation of the Underlying Equity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Securities.

PS-6

Observation Dates/Coupon Payment Dates/Call Settlement Dates
Observation Dates	Coupon Payment Dates/ Call Settlement Dates
June 28, 2016	June 30, 2016
September 28, 2016	September 30, 2016
December 28, 2016	December 30, 2016
March 29, 2017	March 31, 2017
June 28, 2017	June 30, 2017
September 27, 2017	September 29, 2017
December 27, 2017	December 29, 2017
March 26, 2018	March 29, 2018

PS-7

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing in the Underlying Equity, the component securities held by the Underlying Equity or the securities composing the Underlying Index (as defined under “Energy Select Sector SPDR® Fund” below). These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement, prospectus addendum and index supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦	You may lose some or all of your principal — The Securities differ from ordinary debt securities in that the Issuer will not necessarily pay the full principal amount of the Securities at maturity. If the Securities are not automatically called, the Issuer will pay you the principal amount of your Securities only if the Final Price is greater than or equal to the Trigger Price and will make such payment only at maturity. If the Securities are not automatically called and the Final Price is less than the Trigger Price, you will be exposed to the full decline in the Underlying Equity and the Issuer will repay less than the full principal amount of the Securities at maturity, if anything, resulting in a loss of principal that is proportionate to the negative Underlying Return. Accordingly, you may lose some or all of your principal.

♦	You may not receive any Contingent Coupons — The Issuer will not necessarily make periodic coupon payments on the Securities. If the closing price of the Underlying Equity on an Observation Date is less than the Coupon Barrier, the Issuer will not pay you the Contingent Coupon applicable to that Observation Date. If the closing price of the Underlying Equity is less than the Coupon Barrier on each of the Observation Dates, the Issuer will not pay you any Contingent Coupons during the term of the Securities, and you will not receive a positive return on your Securities. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on your Securities.

♦	Contingent repayment of principal applies only at maturity — You should be willing to hold your Securities to maturity. The market value of the Securities may fluctuate between the date you purchase them and the Final Valuation Date. If you are able to sell your Securities prior to maturity in the secondary market, if any, you may have to sell them at a loss relative to your initial investment even if at that time the price of the Underlying Equity is greater than the Trigger Price.

♦	Your return potential on the Securities is limited to any Contingent Coupons paid on the Securities, and you will not participate in any appreciation of the Underlying Equity — The return potential of the Securities is limited to the pre-specified per annum Contingent Coupon Rate, regardless of any appreciation of the Underlying Equity. In addition, the total return on the Securities will vary based on the number of Observation Dates on which the closing price of the Underlying Equity has been greater than or equal to the Coupon Barrier prior to maturity or an automatic call. Further, if the Securities are automatically called pursuant to the automatic call feature, you will not receive Contingent Coupons or any other payment in respect of any Observation Dates after the applicable Call Settlement Date. If the Securities are not automatically called, you may be subject to the decline in the price of the Underlying Equity even though you cannot participate in any of the Underlying Equity’s appreciation. As a result, the return on an investment in the Securities could be less than the return on a direct investment in the Underlying Equity, the component securities held by the Underlying Equity or the securities composing the Underlying Index. Because the Securities could be called as early as the first Observation Date, the total return on the Securities could be minimal.

♦	Reinvestment risk — If your Securities are automatically called early, the holding period over which you would receive the per annum Contingent Coupon Rate could be as short as approximately three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Securities in a comparable investment with a similar level of risk in the event the Securities are automatically called prior to the Maturity Date.

♦	A higher Contingent Coupon Rate and/or a lower Coupon Barrier and/or Trigger Price may reflect greater expected volatility of the Underlying Equity, which is generally associated with a greater risk of loss — Volatility is a measure of the degree of variation in the price of the Underlying Equity over a period of time. The greater the expected volatility at the time the terms of the Securities are set, the greater the expectation is at that time that you may not receive one or more, or all, Contingent Coupon payments and that you may lose a significant portion or all of your principal at maturity. In addition, the economic terms of the Securities, including the Contingent Coupon Rate, the Coupon Barrier and the Trigger Price, are based, in part, on the expected volatility of the Underlying Equity at the time the terms of the Securities are set, where higher expected volatility will generally be reflected in a higher Contingent Coupon Rate than the fixed rate we would pay on conventional debt securities of the same maturity and/or on otherwise comparable securities and/or a lower Coupon Barrier and/or a lower Trigger Price as compared to otherwise comparable securities. Accordingly, a higher Contingent Coupon Rate will generally be indicative of a greater risk of loss while a relatively lower Coupon Barrier or Trigger Price does not necessarily indicate that the Securities have a greater likelihood of paying Contingent Coupon payments or returning your principal at maturity. You should be willing to accept the downside market risk of the Underlying Equity and the potential loss of some or all of your principal at maturity.

♦	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority — Under the U.K. Banking Act 2009, as recently amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power under certain conditions which, in summary, include that such authority determines that: (i) a relevant entity (such as the Issuer) is failing or is likely to fail, (ii) it is not reasonably likely that (ignoring the other stabilization powers under the U.K. Banking Act) any other action will be taken to avoid the entity’s failure, (iii) the exercise of the stabilization powers are necessary taking into account certain public interest considerations such as the stability of the U.K. financial system, public confidence in the U.K. banking system and the protection of depositors and (iv) the objectives of the resolution measures would not be met to the same extent by the winding up of the entity. Notwithstanding these conditions, there remains uncertainty regarding how the relevant U.K. resolution authority would assess these conditions in deciding whether to exercise any U.K. Bail-in Power. The U.K. Bail-in Power includes any statutory write-down and conversion power, which allows for the cancellation of all, or a portion, of any amounts payable on the Securities, including any repayment of principal and/or the conversion of all, or a portion, of any amounts payable on the Securities, including the repayment of principal, into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the Securities. Accordingly, if any U.K. Bail-in Power is exercised you may lose all or a part of the value of your investment in the Securities or receive a different security, which may be worth significantly less than the Securities and which may have significantly fewer

PS-8

protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise its authority to implement the U.K. Bail-in Power without providing any advance notice to the holders of the Securities.

By your acquisition of the Securities, you acknowledge, agree to be bound by and consent to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Securities will not be a default or an Event of Default (as each term is defined in the indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Securities. Accordingly, your rights as a holder of the Securities are subject to, and will be varied, if necessary, so as to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. Please see “Consent to U.K. Bail-in Power” in this pricing supplement and the risk factors in the accompanying prospectus addendum for more information.

♦	Credit of Issuer — The Securities are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Securities and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the Securities.

♦	Owning the Securities is not the same as owning the Underlying Equity, the component securities held by the Underlying Equity or the securities composing the Underlying Index — The return on your Securities may not reflect the return you would realize if you actually owned the Underlying Equity, the component securities held by the Underlying Equity or the securities composing the Underlying Index. For instance, as a holder of the Securities, you will not have voting rights or rights to receive dividends or other distributions or any other rights that holders of the Underlying Equity, the component securities held by the Underlying Equity or the securities composing the Underlying Index would have. Further, you will not participate in any appreciation of the Underlying Equity, which could be significant even though you may be exposed to any decline of the Underlying Equity at maturity.

♦	Dealer incentives — We, the Agents and affiliates of the Agents act in various capacities with respect to the Securities. The Agents and various affiliates may act as a principal, agent or dealer in connection with the Securities. Such Agents, including the sales representatives of UBS Financial Services Inc., will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay compensation as specified on the cover of this pricing supplement to the Agents in connection with the distribution of the Securities, and such compensation may be passed on to affiliates of the Agents or other third party distributors.

♦	There may be little or no secondary market for the Securities — The Securities will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Securities but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Securities. The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity.

♦	Potential conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as Calculation Agent and hedging our obligations under the Securities. In performing these duties, the economic interests of the Calculation Agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.

♦	Potentially inconsistent research, opinions or recommendations by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates — Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Securities and the Underlying Equity.

♦	No assurance that the investment view implicit in the Securities will be successful — It is impossible to predict whether and the extent to which the price of the Underlying Equity will rise or fall. There can be no assurance that the price of the Underlying Equity will not close below the Trigger Price on the Final Valuation Date. The price of the Underlying Equity will be influenced by complex and interrelated political, economic, financial and other factors that affect the Underlying Equity. You should be willing to accept the downside risks associated with equities in general and the Underlying Equity in particular, and the risk of losing some or all of your initial investment.

♦	Potential Barclays Bank PLC impact on the price of the Underlying Equity — Trading or transactions by Barclays Bank PLC or its affiliates in the Underlying Equity, the component securities held by the Underlying Equity or the securities composing the Underlying Index and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Underlying Equity, the component securities held by the Underlying Equity or the securities composing the Underlying Index may adversely affect the price of the Underlying Equity and, therefore, the market value of the Securities.

♦	The Underlying Equity is linked to the performance of the energy sector — All or substantially all of the component securities held by the Underlying Equity are issued by companies whose primary line of business is directly associated with the energy sector, including the following industries: oil, gas and consumable fuels; and energy equipment and services. Market or economic factors affecting energy companies and companies that rely heavily on energy advances could have a major effect on the value of the Underlying Equity. Weak demand for energy companies' products or services or for energy products and services in general, as well as negative developments in these other areas, including natural disasters or terrorist attacks, would adversely impact the Underlying Equity's performance. As a result, the value of the Securities may be subject to greater volatility and be more adversely affected by a

PS-9

single economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers.

♦	Certain features of the Underlying Equity will impact the value of the Securities — The performance of the Underlying Equity will not fully replicate the performance of the Underlying Index, and the Underlying Equity may hold securities not included in the Underlying Index. The value of the Underlying Equity to which your Securities are linked is subject to:

♦	Management risk. This is the risk that the investment strategy for the Underlying Equity, the implementation of which is subject to a number of constraints, may not produce the intended results.

♦	Derivatives risk. The Underlying Equity may invest in derivatives, including forward contracts, futures contracts, options on futures contracts, options and swaps. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the Underlying Equity’s losses, and, as a consequence, the losses of your Securities, may be greater than if the Underlying Equity invested only in conventional securities.

♦	The Underlying Equity may underperform the Underlying Index — The performance of the Underlying Equity may not replicate the performance of, and may underperform, the Underlying Index. Unlike the Underlying Index, the Underlying Equity will reflect transaction costs and fees that will reduce its relative performance. Moreover, it is also possible that the Underlying Equity may not fully replicate or may, in certain circumstances, diverge significantly from the performance of the Underlying Index; for example, due to differences in trading hours between the Underlying Equity and the Underlying Index or due to other circumstances. During periods of market volatility, securities held by the Underlying Equity may be unavailable in the secondary market, market participants may be unable to calculate accurately the intraday net asset value per share of the Underlying Equity and the liquidity of the Underlying Equity may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in the Underlying Equity. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Underlying Equity. As a result, under these circumstances, the market value of the Underlying Equity may vary substantially from the net asset value per share of the Underlying Equity. Because the Securities are linked to the performance of the Underlying Equity and not the Underlying Index, the return on your Securities may be less than that of an alternative investment linked directly to the Underlying Index.

♦	Adjustments to the Underlying Equity or to the Underlying Index could adversely affect the value of the Securities — The investment adviser to the Underlying Equity seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Underlying Index. Pursuant to its investment strategy or otherwise, an investment adviser may add, delete or substitute the components of the Underlying Equity. Any of these actions could adversely affect the value of the Underlying Equity and, consequently, the value of the Securities.

In addition, the publisher of the Underlying Index is responsible for calculating and maintaining the Underlying Index. The Underlying Index publisher may add, delete or substitute the securities composing that Underlying Index or make other methodological changes required by certain corporate events relating to the securities composing the Underlying Index, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the Underlying Index. The Underlying Index publisher may also discontinue or suspend calculation or publication of the Underlying Index at any time. If this discontinuance or suspension occurs, following the termination of the Underlying Equity, the calculation agent will have the sole discretion to substitute a successor fund that is comparable to the discontinued Underlying Equity, or if the calculation agent determines that no successor fund is available, to accelerate the maturity date of the Securities. If the Securities are accelerated, investors will not receive any further Contingent Coupon payments. Any of these actions could adversely affect the value of the Underlying Equity and, consequently, the value of the Securities.

For a description of the actions that may be taken by the calculation agent in the event that the publisher of the Underlying Index discontinues or suspends calculation of the Underlying Index or the Underlying Equity is liquidated or otherwise terminated, see “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” in the prospectus supplement.

♦	Many economic and market factors will impact the value of the Securities — Structured notes, including the Securities, can be thought of as securities that combine a debt instrument with one or more options or other derivative instruments. As a result, the factors that influence the values of debt instruments and options or other derivative instruments will also influence the terms and features of the Securities at issuance and their value in the secondary market. Accordingly, in addition to the price of the Underlying Equity on any day, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦	the expected volatility of the Underlying Equity and the component securities held by the Underlying Equity;

♦	the time to maturity of the Securities;

♦	the market price and dividend rate on the Underlying Equity;

♦	interest and yield rates in the market generally;

♦	supply and demand for the Securities;

♦	a variety of economic, financial, political, regulatory and judicial events; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

PS-10

♦	The estimated value of your Securities is lower than the initial issue price of your Securities — The estimated value of your Securities on the Trade Date is lower than the initial issue price of your Securities. The difference between the initial issue price of your Securities and the estimated value of the Securities is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Securities, the estimated cost that we may incur in hedging our obligations under the Securities, and estimated development and other costs that we may incur in connection with the Securities.

♦	The estimated value of your Securities might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market — The estimated value of your Securities on the Trade Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above might be lower if such estimated value were based on the levels at which our benchmark debt securities trade in the secondary market. Also, this difference in funding rate as well as certain factors, such as sales commissions, selling concessions, estimated costs and profits mentioned below, reduces the economic terms of the Securities to you.

♦	The estimated value of the Securities is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions — The estimated value of your Securities on the Trade Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Securities may not be consistent with those of other financial institutions that may be purchasers or sellers of Securities in the secondary market. As a result, the secondary market price of your Securities may be materially different from the estimated value of the Securities determined by reference to our internal pricing models.

♦	The estimated value of your Securities is not a prediction of the prices at which you may sell your Securities in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your Securities and may be lower than the estimated value of your Securities — The estimated value of the Securities will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Securities from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Securities in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Securities. Further, as secondary market prices of your Securities take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Securities such as fees, commissions, discounts, and the costs of hedging our obligations under the Securities, secondary market prices of your Securities will likely be lower than the initial issue price of your Securities. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Securities from you in secondary market transactions, if any, will likely be lower than the price you paid for your Securities, and any sale prior to the Maturity Date could result in a substantial loss to you.

♦	The temporary price at which we may initially buy the Securities in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your Securities — Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Securities in the secondary market (if Barclays Capital Inc. makes a market in the Securities, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Securities on the Trade Date, as well as the secondary market value of the Securities, for a temporary period after the initial issue date of the Securities. The price at which Barclays Capital Inc. may initially buy or sell the Securities in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Securities. Please see “Additional Information Regarding Our Estimated Value of the Securities” on page PS-2 for further information.

♦	We and our affiliates may engage in various activities or make determinations that could materially affect your Securities in various ways and create conflicts of interest — We and our affiliates establish the offering price of the Securities for initial sale to the public, and the offering price is not based upon any independent verification or valuation. Additionally, the role played by Barclays Capital Inc., as a dealer in the Securities, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Securities. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Securities and such compensation or financial benefit may serve as an incentive to sell these Securities instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities. Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Securities. Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Securities. Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Securities. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Securities into account in conducting these activities.

♦	Tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax advisor about your tax situation. See “What Are the Tax Consequences of an Investment in the Securities?” on page PS-14 of this pricing supplement.

PS-11

Hypothetical Examples

The examples below illustrate the payment upon a call or at maturity for a $10.00 principal amount Security on a hypothetical offering of the Securities under various scenarios, with the assumptions as set forth below.* We cannot predict the closing price of the Underlying Equity on any day during the term of the Securities, including on any Observation Date. You should not take these examples as an indication or assurance of the expected performance of the Securities. Numbers in the examples below have been rounded for ease of analysis. The examples below do not take into account any tax consequences from investing in the Securities.

Principal Amount:	$10.00
Term:	Approximately two years (unless called earlier)
Contingent Coupon Rate:	8.00% per annum (or 2.00% per quarter)
Contingent Coupon:	$0.20 per quarter
Hypothetical Initial Price:	$100.00
Hypothetical Coupon Barrier:	$70.50 (which is 70.50% of the hypothetical Initial Price)
Hypothetical Trigger Price:	$70.50 (which is 70.50% of the hypothetical Initial Price)
Observation Dates:	Observation Dates will occur quarterly as set forth under “Final Terms” and “Observation Dates/Coupon Payment Dates/Call Settlement Dates” in this pricing supplement.

*	Terms used for purposes of these hypothetical examples do not represent the actual Initial Price, Coupon Barrier or Trigger Price applicable to the Securities. The hypothetical Initial Price of $100.00 has been chosen for illustrative purposes only and does not represent the actual Initial Price. The actual Initial Price, Trigger Price and Coupon Barrier are set forth on the cover of this pricing supplement. For historical data regarding the actual closing price of the Underlying Equity, please see the historical information set forth under the section titled “Energy Select Sector SPDR® Fund” below.

The examples below are purely hypothetical. These examples are intended to illustrate (a) under what circumstances the Securities will be subject to an automatic call, (b) how the payment of a Contingent Coupon with respect to any Observation Date will depend on whether the closing price of the Underlying Equity on such Observation Date is less than the Coupon Barrier, (c) how the value of the payment at maturity on the Securities will depend on whether the Final Price is less than the Trigger Price and (d) how the total return on the Securities may be less than the total return on a direct investment in the Underlying Equity or the securities held by the Underlying Equity in certain scenarios. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the total payments per $10.00 principal amount Security over the term of the Securities to the $10.00 initial issue price.

Example 1 — Securities Are Automatically Called on the Second Observation Date

Date	Closing Price	Payment (per Security)
First Observation Date	$90.00	Closing price of Underlying Equity below Initial Price; Securities NOT automatically called; closing price of Underlying Equity above Coupon Barrier; Issuer pays Contingent Coupon of $0.20 on first Coupon Payment Date.

Second Observation Date	$110.00	Closing price of Underlying Equity at or above Initial Price; Securities are automatically called; Issuer repays principal plus pays Contingent Coupon of $0.20 on Call Settlement Date.

Total Payments (per $10.00 Security):	Payment on Call Settlement Date:	$10.20 ($10.00 + $0.20)
	Prior Contingent Coupons:	$0.20 ($0.20 × 1)
	Total:	$10.40
	Total Return:	4.00%

Because the closing price of the Underlying Equity is greater than or equal to the Initial Price on the second Observation Date, the Securities are automatically called on that Observation Date. The Issuer will pay you on the Call Settlement Date $10.20 per $10.00 principal amount Security, which is equal to your principal amount plus the Contingent Coupon due on the Coupon Payment Date that is also the Call Settlement Date. No further amounts will be owed to you under the Securities.

In addition, because the closing price of the Underlying Equity was greater than or equal to the Coupon Barrier on the first Observation Date, the Issuer will pay the Contingent Coupon of $0.20 on the first Coupon Payment Date. Accordingly, the Issuer will have paid a total of $10.40 per Security for a 4.00% total return on the Securities.

PS-12

Example 2 — Securities Are NOT Automatically Called and the Final Price Is Above the Trigger Price

Date	Closing Price	Payment (per Security)
First Observation Date	$95.00	Closing price of Underlying Equity below Initial Price; Securities NOT automatically called; closing price of Underlying Equity above Coupon Barrier; Issuer pays Contingent Coupon of $0.20 on first Coupon Payment Date.

Second Observation Date	$90.00	Closing price of Underlying Equity below Initial Price; Securities NOT automatically called; closing price of Underlying Equity above Coupon Barrier; Issuer pays Contingent Coupon of $0.20 on second Coupon Payment Date.

Third to Seventh Observation Dates	Various (below $70.50 Coupon Barrier)	Closing price of Underlying Equity below Initial Price; Securities NOT automatically called; closing price of Underlying Equity below Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on any of the third to seventh Coupon Payment Dates.

Eighth Observation Date (the Final Valuation Date)	$85.00	Closing price of Underlying Equity below Initial Price; Securities NOT automatically called; Final Price above Trigger Price and Coupon Barrier; Issuer repays principal plus pays Contingent Coupon of $0.20 on Maturity Date.

Total Payments (per $10.00 Security):	Payment at Maturity:	$10.20 ($10.00 + $0.20)
	Prior Contingent Coupons:	$0.40 ($0.20 × 2)
	Total:	$10.60
	Total Return:	6.00%

Because the closing price of the Underlying Equity was less than the Initial Price on each Observation Date, the Securities are not automatically called. Because the Final Price is greater than or equal to the Trigger Price and Coupon Barrier, the Issuer will pay you on the Maturity Date $10.20 per $10.00 principal amount Security, which is equal to your principal amount plus the Contingent Coupon due on the Coupon Payment Date that is also the Maturity Date.

In addition, because the closing price of the Underlying Equity was greater than or equal to the Coupon Barrier on the first and second Observation Dates, the Issuer will pay the Contingent Coupon of $0.20 on each of the first and second Coupon Payment Dates. However, because the closing price of the Underlying Equity was less than the Coupon Barrier on the third through seventh Observation Dates, the Issuer will not pay any Contingent Coupon on the Coupon Payment Dates following those Observation Dates. Accordingly, the Issuer will have paid a total of $10.60 per Security for a 6.00% total return on the Securities.

Example 3 — Securities Are NOT Automatically Called and the Final Price Is Below the Trigger Price

Date	Closing Price	Payment (per Security)
First Observation Date	$60.00	Closing price of Underlying Equity below Initial Price; Securities NOT automatically called; closing price of Underlying Equity below Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on first Coupon Payment Date.

Second Observation Date	$40.00	Closing price of Underlying Equity below Initial Price; Securities NOT automatically called; closing price of Underlying Equity below Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on second Coupon Payment Date.

Third to Seventh Observation Dates	Various (below $70.50 Coupon Barrier)	Closing price of Underlying Equity below Initial Price; Securities NOT automatically called; closing price of Underlying Equity below Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on any of the third to seventh Coupon Payment Dates.

Eighth Observation Date (the Final Valuation Date)	$45.00	Closing price of Underlying Equity below Initial Price; Securities NOT automatically called; Final Price below Coupon Barrier and Trigger Price; Issuer DOES NOT pay Contingent Coupon on Maturity Date, and Issuer will repay less than the principal amount resulting in a loss proportionate to the decline of the Underlying Equity.

Total Payments (per $10.00 Security):	Payment at Maturity:	$4.50
	Prior Contingent Coupons:	$0.00
	Total:	$4.50
	Total Return:	-55.00%

Because the closing price of the Underlying Equity is less than the Initial Price on each Observation Date, the Securities are not automatically called. Because the Final Price is less than the Trigger Price on the Final Valuation Date, at maturity, the Issuer will pay you a total of $4.50 per $10.00 principal amount, for a -55.00% total return on the Securities, calculated as follows:

$10.00 × (1 + Underlying Return) = $10.00 × (1 + -55.00%) = $4.50

In addition, because the closing price of the Underlying Equity is less than the Coupon Barrier on each Observation Date, the Issuer will not pay any Contingent Coupons over the term of the Securities.

PS-13

What Are the Tax Consequences of an Investment in the Securities?

You should review carefully the sections entitled “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Treatment of Non-U.S. Holders,” in the accompanying prospectus supplement. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

In determining our reporting responsibilities, if any, we intend to treat (i) the Securities for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Coupons as ordinary income, as described in the section entitled “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” in the accompanying prospectus supplement. Our special tax counsel, Davis Polk & Wardwell LLP, has advised that it believes this treatment to be reasonable, but that there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt.

Sale, Exchange or Redemption of a Security. Assuming the treatment described above is respected, upon a sale or exchange of the Securities (including redemption upon an automatic call or at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Securities, which should equal the amount you paid to acquire the Securities (assuming Contingent Coupons are properly treated as ordinary income, consistent with the position referred to above). This gain or loss should be short-term capital gain or loss unless you hold the Securities for more than one year, in which case the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of the Securities at the issue price. The deductibility of capital losses is subject to limitations. If you sell your Securities between the time your right to a Contingent Coupon is fixed and the time it is paid, it is likely that you will be treated as receiving ordinary income equal to the Contingent Coupon. Although uncertain, it is possible that proceeds received from the sale or exchange of your Securities prior to an Observation Date but that can be attributed to an expected Contingent Coupon payment could be treated as ordinary income. You should consult your tax advisor regarding this issue.

As noted above, there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the Securities could be materially affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders. Insofar as we have responsibility as a withholding agent, we do not currently intend to treat Contingent Coupon payments to non-U.S. holders (as defined in the accompanying prospectus supplement) as subject to U.S. withholding tax. However, non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

Non-U.S. holders should also note that recently promulgated Treasury regulations imposing a withholding tax on certain “dividend equivalents” under certain “equity linked instruments” will not apply to the Securities.

PS-14

Energy Select Sector SPDR® Fund

We have derived all information contained in this pricing supplement regarding the Energy Select Sector SPDR® Fund (the “Fund”) from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, the Select Sector SPDR® Trust (the “Select Sector Trust”) and SSGA Funds Management, Inc. (“SSGA FM”). The Fund is an investment portfolio managed by SSGA FM, the investment adviser to the Fund. The Fund is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “XLE.”

The Select Sector Trust is a registered investment company that consists of several separate investment portfolios (each, a “Select Sector SPDR® Fund”), including the Fund. Each Select Sector SPDR® Fund is an index fund that invests in a particular sector or group of industries represented by a specified Select Sector Index (as defined below). The companies included in each Select Sector Index are selected on the basis of general industry classifications from a universe of companies defined by the S&P 500® Index. The Select Sector Indices upon which the Select Sector SPDR® Funds are based together comprise all of the companies in the S&P 500® Index.

Information provided to or filed with the SEC by the Select Sector Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-57791 and 811-08837, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding the Select Sector Trust or the Fund, please see the Fund’s prospectus. In addition, information about the Select Sector Trust, SSGA FM and the Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the Select Sector Trust website at http://www.sectorspdrs.com. We have not independently verified the accuracy or completeness of such information. Information contained in the Select Sector Trust website and other publicly available information is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Investment Objective

The Fund seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in the energy sector, as represented by the Energy Select Sector Index (the “Underlying Index”). For more information about the Underlying Index, please see “The Underlying Index” below.

Investment Strategy — Replication

The Fund employs a replication strategy in seeking to track the performance of the Underlying Index. This means that the Fund typically invests in substantially all of the securities represented in the Underlying Index in approximately the same proportions as the Underlying Index. SSGA FM may sell securities that are represented in the Underlying Index, or purchase securities that are not yet represented in the Underlying Index, in anticipation of their removal from or addition to the Underlying Index. Further, SSGA FM may choose to overweight securities in the Underlying Index, purchase or sell securities not in the Underlying Index or utilize various combinations of other available techniques in seeking to track the Underlying Index. Under normal market conditions, the Fund generally invests substantially all, but at least 95%, of its total assets in the securities composing the Underlying Index. In addition, the Fund may invest in cash and cash equivalents or money market instruments, such as repurchase agreements and money market funds (including money market funds advised by SSGA FM). Swaps, options and futures contracts, convertible securities and structured notes may be used by the Fund in seeking performance that corresponds to the Underlying Index and in managing cash flows. SSGA FM anticipates that, under normal circumstances, it may take several business days for additions and deletions to the Underlying Index to be reflected in the portfolio composition of the Fund. The Board of Trustees of the Select Sector Trust may change the Fund’s investment strategy and certain other policies without shareholder approval.

There may, however, be instances where SSGA FM will utilize a sampling strategy. Sampling means that SSGA FM will use quantitative analysis to select securities, including securities in the Underlying Index, outside of the Underlying Index and derivatives, that have a similar investment profile as the Underlying Index in terms of key risk factors, performance attributes and other characteristics. These include industry weightings, market capitalization, and other financial characteristics of securities.

Correlation

The Underlying Index is a theoretical financial calculation, while the Fund is an actual investment portfolio. The performance of the Fund’s return may not match or achieve a high degree of correlation with the return of the Underlying Index due to operating expenses, transaction costs, cash flows, regulatory requirements and operational inefficiencies.

Disclaimer

The Securities are not sponsored, endorsed, sold or promoted by Select Sector Trust or SSGA FM. Neither the Select Sector Trust nor SSGA FM makes any representations or warranties to the owners of the Securities or any member of the public regarding the advisability of investing in the Securities. Neither the Select Sector Trust nor SSGA FM has any obligation or liability in connection with the operation, marketing, trading or sale of the Securities.

The Underlying Index

We have derived all information contained in this pricing supplement regarding the Underlying Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC (“S&P Dow Jones”).

The Underlying Index is a modified market capitalization-based index that measures the performance of the GICS® energy sector, which currently includes companies in the following industries: energy equipment and services; and oil, gas and consumable fuels. The Underlying Index is reported by Bloomberg L.P. under the ticker symbol “IXE.”

PS-15

Construction and Maintenance

The Underlying Index is one of the nine Select Sector sub-indices of the S&P 500® Index, each of which we refer to as a “Select Sector Index.” The constituents included in each Select Sector Index are all members of the S&P 500® Index. For further information about the S&P 500® Index, please see “Non-Proprietary Indices—Equity Indices—S&P 500® Index” in the accompanying index supplement. Each constituent of the S&P 500® Index is assigned to at least one Select Sector Index. S&P Dow Jones assigns constituents to a Select Sector Index based on the constituent’s classification under the Global Industry Classification Standard (“GICS®”).

The Select Sector Indices are calculated using the same methodology utilized by S&P Dow Jones Indices LLC in calculating the S&P 500® Index. See “Non-Proprietary Indices—Equity Indices—S&P 500® Index” in the accompanying index supplement. The daily calculation of a Select Sector Index is computed by dividing the total market value of the companies in that Select Sector Index by a number called the index divisor.

The Select Sector Indices are calculated by S&P Dow Jones Indices LLC using a modified “market capitalization” methodology subject to a capping methodology that implements Internal Revenue Code diversification requirements that are applicable to exchange-traded funds. For reweighting purposes, the Select Sector Indices are rebalanced quarterly after the close of business on the second to last calculation day of March, June, September and December using the following procedures:

1.	The rebalancing reference date is two business days prior to the last calculation day of March, June, September and December.

2.	With prices reflected on the rebalancing reference date, and membership, shares outstanding, and other metrics as of the rebalancing effective date, each company is weighted using the modified market capitalization methodology. Modifications are made as described below.

3.	The Select Sector Indices are first evaluated based on their companies’ modified market capitalization weights to ensure none of the Select Sector Indices breach the maximum allowable limits defined in paragraphs 4 and 7 below. If a Select Sector Index breaches any of the allowable limits, the companies are reweighted based on their float-adjusted market capitalization weights calculated using the prices as of the rebalancing reference date, and membership, shares outstanding and other metrics as of the rebalancing effective date.

4.	If any company has a weight greater than 24%, that company has its float-adjusted market capitalization weight capped at 23%. The cap is set to 23% to allow for a 2% buffer. This buffer is needed to ensure that no company exceeds 25% as of the quarter end diversification requirement date.

5.	All excess weight is equally redistributed to all uncapped companies within the relevant Select Sector Capped Index.

6.	After this redistribution, if the float-adjusted market capitalization weight of any other company then breaches 23%, the process is repeated iteratively until no company breaches the 23% weight cap.

7.	The sum of the companies with weight greater than 4.8% cannot exceed 50% of the total index weight. These caps are set to allow for a buffer below the 5% limit.

8.	If the rule in paragraph 7 is breached, all the companies are ranked in descending order of their float-adjusted market capitalization weights and the first company that causes the 50% limit to be breached is identified. The weight of this company is, then, reduced to 4.6%.

9.	This excess weight is equally redistributed to all companies with weights below 4.6%. This process is repeated iteratively until paragraph 7 is satisfied.

10.	Index share amounts are assigned to each constituent to arrive at the weights calculated above. Since index shares are assigned based on prices one business day prior to rebalancing, the actual weight of each constituent at the rebalancing differs somewhat from these weights due to market movements.

If necessary, the reweighting process may take place more than once prior to the close on the last business day of March, June, September or December to ensure the Select Sector Indices conform to all diversification requirements.

When companies represented in the Select Sector Indices are represented by multiple share classes, maximum weight capping is based on company float-adjusted market capitalization, with the weight of multiple-class companies allocated proportionally to each share class based on its float-adjusted market capitalization as of the rebalancing reference date. If no capping is required, both share classes remain in the relevant Select Sector Index at their natural float-adjusted market capitalization.

Historical Information

The following table sets forth the quarterly high, low and period-end closing prices for the Underlying Equity, based on daily closing prices of the Underlying Equity. The closing price of the Underlying Equity on March 29, 2016 was $61.79.

PS-16

We obtained the closing prices below from Bloomberg, without independent verification. Historical performance of the Underlying Equity should not be taken as an indication of future performance. Future performance of the Underlying Equity may differ significantly from historical performance, and no assurance can be given as to the closing price of the Underlying Equity during the term of the Securities, including on any Observation Date. We cannot give you assurance that the performance of the Underlying Equity will result in the return of any of your initial investment. The closing prices below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2011	3/31/2011	$80.01	$67.78	$79.81
4/1/2011	6/30/2011	$80.44	$70.99	$75.35
7/1/2011	9/30/2011	$79.79	$58.59	$58.59
10/1/2011	12/31/2011	$73.04	$56.55	$69.13
1/1/2012	3/31/2012	$76.29	$69.46	$71.73
4/1/2012	6/30/2012	$72.42	$62.00	$66.37
7/1/2012	9/30/2012	$76.57	$64.96	$73.48
10/1/2012	12/31/2012	$74.94	$68.59	$71.44
1/1/2013	3/31/2013	$79.99	$72.86	$79.32
4/1/2013	6/30/2013	$83.28	$74.09	$78.36
7/1/2013	9/30/2013	$85.30	$78.83	$82.88
10/1/2013	12/31/2013	$88.51	$81.87	$88.51
1/1/2014	3/31/2014	$89.06	$81.89	$89.06
4/1/2014	6/30/2014	$101.29	$88.45	$100.10
7/1/2014	9/30/2014	$100.58	$90.62	$90.62
10/1/2014	12/31/2014	$88.77	$73.36	$79.16
1/1/2015	3/31/2015	$82.29	$72.86	$77.58
4/1/2015	6/30/2015	$82.94	$74.64	$75.16
7/1/2015	9/30/2015	$74.54	$59.22	$61.20
10/1/2015	12/31/2015	$71.40	$58.78	$60.55
1/1/2016	3/29/2016*	$63.75	$51.80	$61.79

* Information for the first calendar quarter of 2016 includes data for the period from January 1, 2016 through March 29, 2016. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2016.

The following graph sets forth the historical performance of the Underlying Equity from January 2, 2008 through March 29, 2016, based on the daily closing prices of the Underlying Equity. The dotted line represents the Coupon Barrier and Trigger Price of $43.56, which is equal to 70.50% of the Initial Price.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PS-17

Supplemental Plan of Distribution

We have agreed to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents,” and the Agents have agreed to purchase, all of the Securities at the initial issue price less the underwriting discount indicated on the cover of this pricing supplement. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of this pricing supplement to its affiliates.

We or our affiliates have entered or will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Securities that it purchases from us to its affiliates at the price that is indicated on the cover of this pricing supplement.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, when the Securities offered by this pricing supplement have been executed and issued by Barclays Bank PLC and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Securities will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial applications giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of June 26, 2015, filed as an exhibit to a report on Form 6-K by Barclays Bank PLC on June 26, 2015, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the Securities and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP, dated June 26, 2015, which has been filed as an exhibit to the report on Form 6-K referred to above.

PS-18